Exhibit 10.1

VOTING AND IRREVOCABLE PROXY AGREEMENT

THIS VOTING AND IRREVOCABLE PROXY AGREEMENT (this “Voting Agreement”) is made and entered into as of November 8, 2007 between AAR Manufacturing, Inc., an Illinois corporation (“AAR”), and the undersigned shareholder (“Shareholder”) of Summa Technology, Inc., an Alabama corporation (“Summa”).

RECITALS

A.                                   Concurrently with the execution of this Voting Agreement, AAR and Summa are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of a wholly-owned subsidiary of AAR with and into Summa, with Summa being the surviving entity (the “Merger”).

B.                                     As a condition and inducement to AAR’s willingness to enter into the Merger Agreement, Shareholder and AAR are entering into this Voting Agreement to provide for the voting of Shareholder’s shares of capital stock of Summa, on the terms and subject to the conditions set forth in this Voting Agreement.

AGREEMENT

In consideration of the premises and the covenants and agreements contained in this Voting Agreement and the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Voting Agreement agree as follows:

ARTICLE I
AGREEMENT TO RETAIN SHARES

Section 1.1                                   Transfer and Encumbrance.  Shareholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any and all shares of capital stock of Summa (a) owned of record by Shareholder or (b) beneficially held by Shareholder, as of the date first written above (collectively, the “Shares”), or any New Shares (as defined in Section 1.2 below), except (i) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, and (ii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement. Shareholder further agrees not to make any offer or agreement relating to either the Shares or any New Shares, at any time prior to the Expiration Date.  As used in this Voting Agreement, the term “Expiration Date” means the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement) and (b) termination of the Merger Agreement in accordance with Section 11.1 thereof.

Section 1.2                                   New Shares.  Shareholder agrees that the terms and conditions of this Voting Agreement shall apply to, and Shareholder agrees to be bound by the terms and conditions of this Voting Agreement with respect to, Shareholder’s interest in (a) the Shares and (b) any and all shares of capital stock of Summa (i) that Shareholder purchases or acquires, or

(ii) with respect to which Shareholder otherwise acquires beneficial ownership (the “New Shares”), in each case after the date first written above and prior to the Expiration Date.

ARTICLE II
AGREEMENT TO VOTE SHARES

Section 2.1                                   Agreement to Vote.  Until the Expiration Date, at every meeting of the shareholders of Summa called with respect to any of the following, and on every action or written consent of the shareholders of Summa with respect to any of the following, Shareholder agrees to vote the Shares and any New Shares (a) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, and any matter that could reasonably be expected to facilitate the Merger, (b) against approval of any proposal made in opposition to or competition with consummation of the Merger, (c) against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with AAR or any of its affiliates, and (d) against any liquidation or winding up of Summa (each of Sections 2.1(b), 2.1(c) and 2.1(d), an “Opposing Proposal”).  Shareholder further agrees that, prior to the Expiration Date, Shareholder will not, directly or indirectly, solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of Summa’s business, assets or capital stock; provided, however, that the foregoing limitation shall not restrict Eyvinne C. Lee, Trustee of Shareholder, in his capacity as a director of Summa, from discharging his fiduciary duties in a manner consistent with the terms of the Merger Agreement.

ARTICLE III
APPOINTMENT OF PROXY

Section 3.1                                   Appointment of Proxy.  To secure Shareholder’s obligation to vote Shareholder’s Shares and any New Shares in accordance with the provisions of Section 2.1 of this Voting Agreement, Shareholder does hereby irrevocably constitute and appoint AAR, or any nominee of AAR, with full power of substitution, from the date of this Voting Agreement until the Expiration Date, as its true and lawful proxy, for and in its name, place and stead, including the right to sign its name (as a shareholder) to any consent, certificate or other document relating to Summa that applicable law may permit or require, to cause the Shares and any New Shares to be voted in the manner contemplated by Section 2.1 of this Voting Agreement.  Shareholder hereby revokes all other proxies and powers of attorney with respect to the Shares or any New Shares that Shareholder may have appointed or granted, and Shareholder will not give a subsequent proxy or power of attorney (and if given, any such subsequent proxy or power of attorney will not be effective) or enter into any other voting agreement with respect to the Shares or any New Shares prior to the Expiration Date, in each case with respect to the matters contemplated by Section 2.1 of this Voting Agreement.  AAR agrees that it will not exercise its right to act as Shareholder’s proxy unless and until AAR has requested that Shareholder vote the Shares and any New Shares in the manner contemplated by Section 2.1 of this Voting Agreement and Shareholder has failed to do so.

THE VOTING ARRANGEMENT IN THIS VOTING AGREEMENT IS IRREVO-CABLE UNTIL THE EXPIRATION DATE.  THE PROXIES AND POWERS GRANTED BY SHAREHOLDER PURSUANT TO THIS SECTION 3.1 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF SHAREHOLDER’S

DUTIES UNDER THIS VOTING AGREEMENT, AND TO FACILITATE THE PURCHASE OF THE SHARES AND ANY NEW SHARES AS CONTEMPLATED BY THE MERGER AGREEMENT.

ARTICLE IV
NO PROXY SOLICITATIONS

Section 4.1                                   No Proxy Solicitations.  Shareholder will not, and will not permit any entity under such Shareholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation,” as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) initiate a shareholder’s vote or action by consent of Summa’s shareholders with respect to an Opposing Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Summa in furtherance of an Opposing Proposal; provided, however, that the foregoing limitation shall not restrict Eyvinne C. Lee, Trustee of Shareholder, in his capacity as a director of Summa, from discharging his fiduciary duties in a manner consistent with the terms of the Merger Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to AAR as follows:

Section 5.1                                   Ownership of Shares.  Except as set forth in Exhibit A, Shareholder is the sole record and beneficial owner and holder of the Shares, all of which are listed on Exhibit A, and will be the sole record and beneficial owner and holder of any New Shares.  Except as set forth in Exhibit A, the Shares and any New Shares are, as of the date of this Voting Agreement, and at all times through the Expiration Date will be, free and clear of any liens, claims, options, charges, security interests, equities, options, warrants, rights to purchase (including, without limitation, restrictions on rights of disposition other than those imposed by applicable securities laws), third-party rights of any nature or other encumbrances, except as provided for in this Voting Agreement or the Merger Agreement.

Section 5.2                                   Status.  Shareholder has been fully involved with the negotiations between AAR and Summa with respect to the Merger and is a sophisticated investor aware of and familiar with Summa’s business affairs and financial condition, and has acquired sufficient information with respect to the Merger and the Merger Agreement to reach a knowledgeable and informed decision to enter into this Voting Agreement.  Shareholder has independently concluded in Shareholder’s capacity as an individual shareholder of Summa that it is in Shareholder’s best interest to execute, deliver and perform Shareholder’s obligations under this Voting Agreement. Shareholder represents and acknowledges that Shareholder has had the opportunity to seek and obtain the advice of legal counsel with respect to this Voting Agreement.

Section 5.3                                   Authority.  Shareholder has full power, authority and legal capacity to make, enter into and carry out the terms of this Voting Agreement and has duly executed and delivered this Voting Agreement.  This Voting Agreement constitutes a valid and binding obligation of Shareholder.

Section 5.4                                   Voting Power.  Shareholder represents that, except as set forth on Exhibit A, Shareholder has sole and unrestricted voting power with respect to such Shares.

ARTICLE VI
TERMINATION

Section 6.1                                   Termination.  This Voting Agreement will terminate and will have no further force or effect as of the Expiration Date.

ARTICLE VII
NO LIABILITY FOR VOTING DECISIONS

Section 7.1                                   No Liability.  Shareholder acknowledges and agrees that AAR and its directors and officers shall not be liable to Shareholder with respect to or in connection with any and all voting decision(s) made in accordance with this Voting Agreement during the term of this Voting Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                   Entire Agreement.  This Voting Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

Section 8.2                                   Binding Effect and Assignment.  This Voting Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others, except that AAR may assign its rights and obligations under this Voting Agreement in a manner consistent with Section 12.3 of the Merger Agreement.

Section 8.3                                   Amendments and Modification.  This Voting Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties to this Voting Agreement.

Section 8.4                                   Governing Law.  This Voting Agreement will be governed by, construed and enforced in accordance with, the internal laws of the State of Alabama as such laws are applied to contracts entered into and to be performed entirely within the State of Alabama.

Section 8.5                                   Specific Performance; Injunctive Relief.  Shareholder acknowledges that AAR would be irreparably harmed by, and there would be no adequate remedy at law for, a violation of any of the covenants or agreements of Shareholder contained in this Voting Agreement.  Therefore, it is agreed that, in addition to any other remedies that may be available to AAR upon any such violation, AAR will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

Section 8.6                                   Severability.  If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 8.7                                   Delays or Omissions.  No waiver by any party of any right, power, default, misrepresentation or breach under this Voting Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent right, power, default, misrepresentation or breach under this Voting Agreement.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Voting Agreement, or any waiver on the part of any party of any provisions or conditions of this Voting Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

Section 8.8                                   Enforcement Fees and Costs.  In the event legal action is required to be taken or commenced by AAR against Shareholder for the enforcement of any of the covenants, terms or conditions of this Voting Agreement, Shareholder will be liable for all reasonable attorneys’ fees and costs incurred by AAR in connection with such legal action, provided that AAR is the prevailing party in the legal action.  If the Shareholder prevails in such legal action, AAR shall pay and be liable for all reasonable attorneys’ fees and costs incurred by Shareholder in connection with such legal action.

Section 8.9                                   Counterparts; Delivery by Facsimile.  This Voting Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.  The parties agree and acknowledge that delivery of a facsimile, photo or other electronic signature copy will constitute execution by such signatory.

[Remainder Of This Page Intentionally Left Blank.  Signature Page Follows.]

The parties have executed this Voting Agreement on the date first above written.

AAR MANUFACTURING, INC.

By:
Name:

SHAREHOLDER

Eyvinne C. Lee, as Trustee of Eyvinne
Lee Charitable Remainder Trust

EXHIBIT A

Number of Shares	Capacity Held (If not held directly)	Lien Exceptions